MONTHLY REPORT - NOVEMBER 2007

                          Providence Select Fund, LP
              The net asset value of a unit as of November 30, 2007
                   was $ 882.30, up 2.0% from $ 864.61 per unit
                               as of October 31, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (3,404.819 units)at            $ 2,943,842.53          2,000.00
   October 31, 2007
Addition of 263.982 units on November 1,           228,241.82      3,562,574.03
   2007
Redemption of 0.00 units on November 30,                   0         (27,288.47)
   2007
Net Income (Loss)                                   64,908.39       (300,292.82)
                                               ---------------    --------------
Ending Net Asset Value (3,668.801 units)      $  3,236,992.74      3,236.992.74
   on November 30, 2007                        ===============    ==============
Net Asset Value per Unit at                   $        882.30
November 30, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $ 329,803.63      (3,664.26)

      Change in unrealized gain (loss) on open      (228,711.82)    (20,358.62)
         contracts

   Interest income                                     9,060.51      61,461.49
                                                   =============    ============
Total: Income                                        110,152.32      37,438.61
Expenses:
   Brokerage commissions                              14,935.76      90,923.69

   Operating expenses                                 15,174.92     130,831.70

   Incentive fee                                             0        26,850.72

   Management fee                                      6,340.37       37,830.26
   Continuing service fee                              8,792.88       51,295.06
   Organizational & offering expenses                        0               0
                                                  --------------    ------------
Total: Expenses                                       45,243.93      337,731.43
                                                  ==============    ============
Net Income (Loss) - October, 2007                 $   64,908.39     (300,292.82)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP